Exhibit 99.1

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Kari Culp, Schnake Turnbo Frank | PR

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Southwest Bancorp, Inc., Stillwater National Bank and Trust Company

and Bank of Kansas Announce

Joe Shockley Named Chief Financial Officer; Russ Teubner Appointed Chairman-Elect

Stillwater, Okla. (November 16, 2012) – Southwest Bancorp, Inc., and its subsidiaries Stillwater National Bank and Trust Company (SNB) and Bank of Kansas, announced Joe T. Shockley, Jr. has been named Chief Financial Officer and Russell W. Teubner has been named Chairman of the Board of Directors for Southwest and SNB. Shockley, who will begin work on December 1, is replacing Randy Waldrup who served as interim CFO. Teubner will assume his role as Chairman on January 1, 2013, replacing Robert Rodgers, who is stepping down as Chairman effective December 31, 2012 after serving 13 years as Chairman.

“We are very pleased to add Joe Shockley to our management team at Southwest Bancorp,” said Mark W. Funke, Southwest Bancorp President and CEO. “Joe fills the critically important role of Chief Financial Officer for our company and his background and knowledge of the banking industry along with his familiarity with our markets made him the ideal candidate for this important role. He will add valuable knowledge to our company and assist us in moving forward in a positive way.

Shockley previously served as Executive Vice President and Chief Financial Officer at BancFirst Corporation. His hiring comes at an exciting time for Southwest Bancorp as the organization has experienced successful changes in 2012 which include: the hiring of Mark Funke as CEO, having the Office of the Comptroller of the Currency release SNB from its formal agreement, resuming paying dividends on Trust Preferred Securities and repaying the government for Capital Purchase Program funds.

“I look forward to joining CEO Mark Funke and his management team,” said Shockley. “Over the past 16 years I have been fortunate to be a part of one of the finest banks in the country. I intend to leverage my experiences in helping build a stronger bank for customers and shareholders. I commend the board and the management team for the steps they have taken over the past year to move the company forward, including the hiring of Mark Funke as CEO. I think the future is bright and I am excited to become a part of it.”

Shockley joined BancFirst Corporation in 1996. Prior to that, he served as Tulsa Region President and Chief Financial Officer for Boatmen’s First National Bank of Oklahoma. In addition, he served in several past positions at Boatmen’s First National Bank and its predecessors. Shockley previously worked in public accounting at Arthur Andersen & Co. and Billups, Arnn & Mascho. Shockley is involved in the Rotary of Oklahoma City, the University of Oklahoma Board of Visitors for the School of Accounting, the Harding Fine Arts Academy board and the ESCCO board.

He was awarded Man of the Year by the American Heart Association and Paul Harris Fellow by the Rotary Foundation. He is a graduate of the University of Oklahoma and is a Certified Public Accountant.

Southwest Bancorp, Inc. and its subsidiary SNB also announce the appointment of Russell W. Teubner as Chairman of the Board of both entities effective January 1, 2013. Robert B. Rodgers, the current Chairman, will continue to serve in that capacity until December 31, 2012. Mr. Teubner is currently a Director of both entities and serves as the Chairman of the Governance Committee and a member of the Audit and Compensation Committees.

Teubner stated, “I am honored to be appointed by my fellow board members to serve as Chairman of the company. Southwest Bancorp and SNB have a long and distinguished history in the region. While the company has faced some obstacles in the past couple of years, as a shareholder and long-term board member, I believe the company has taken steps to reinforce its foundation as a strong regional commercial bank, including improving its balance sheet with last year’s bulk sale, paying off its CPP liabilities and building a strong experienced management team. I look forward to working with CEO Mark Funke, the management team and the Board as the company continues to distinguish itself as one of the leading banks in our region.”

Teubner is the founder and CEO of HostBridge Technology, LLC, a computer software company serving various industries, including the financial services industry. Previously, Mr. Teubner was the founder and CEO of Teubner & Associates, Inc.

He has been honored as Citizen of the Year, Small Business Person of the Year, Small Business Exporter of the Year, and the Outstanding Young Oklahoman. Mr. Teubner was also recognized with the Oklahoma State University Distinguished Alumni Award.

He has served on the Citizen’s Commission on the Future of Oklahoma Higher Education and has been inducted into the Oklahoma State University College of Business Hall of Fame. He is a past director of the Oklahoma City branch of the Federal Reserve Bank of Kansas City. Teubner currently serves on the Board of the OSU Center for Innovation and Economic Development as well as the Riata Center for Entrepreneurship.

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Stillwater National Bank (SNB) is a subsidiary of Southwest Bancorp, Inc., a publicly traded company with assets of $2.2 billion. Founded in 1894, SNB is headquartered in Stillwater, OK with offices in Oklahoma and Texas. Its sister company, Bank of Kansas is headquartered in South Hutchinson, KS and was founded in 1904. SNB and Bank of Kansas offer commercial and consumer lending, deposits and investment services, specialized cash management solutions, and other financial services.